ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, hereinafter referred to as "Agreement", is executed on February 1st, 2012 by Catalina Ventures Inc. having its principal office of business at 1701 W. Northwest Highway, Grapevine, Texas 76051, hereinafter referred to as "Seller," and AppYea Inc., having its principal office of business at 777 Main Street, Suite 600, Fort Worth, TX 76102 hereinafter referred to as "Buyer."

WITNESSETH:

WHEREAS, Seller is the owner of the Katsomoto and all related intellectual properties, all trademarks and all related mobile apps.

WHEREAS, Seller desires to sell the mobile apps to Buyer, and Buyer desires to purchase the mobile apps from Seller.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell, and the Buyer agrees to buy the mobile apps upon the following terms and conditions.

A. Subject Matter

1. Description of Katsomoto's Mobile apps

The Mobile apps include the following properties:

The Inventory, which includes the all intellectual properties related to the mobile apps are to be sold and purchased under this Agreement.

All the mobile apps include

(1) TinyScots iOS App 1.0 (Ready for Sale) 558704963, (September 2012),

(1) TinyKnights iOS App 1.0 (Ready for Sale) 561769043, (September 2012),

(1) Dart Wheel Free iOS App 1.0(Ready for Sale) 558302333 (September 2012),

(1) Gift Stacker iOS App 1.0 (Ready for Sale) 556478274 (September 2012),

(1) Tiny Jones iOS App 1.1 (Ready for Sale) 552122869 (October 2012),

(1) Pumpkin Ninja iOS App 1.0 (Ready for Sale) 560427885 (October 2012),

(1) Pumpkin Ninja Free iOS App 1.0 (Ready for Sale) 560435135 (September 2012),

(1) Dart Wheel for iPad iOS App 1.1 (Ready for Sale) 562381114 (October 2012),

(1) DoodleFreak iOS App 1.0 (Ready for Sale) 566743033 (October 2012),

(1) Cowboy Climb iOS App 1.0 (Ready for Sale) 564372743 (October 2012),

(1) Snap! Card Game - Multiplayer and Single player iOS App 1.0 (Ready for Sale) 566097534 (October 2012)

(1) TinyCrusaders iOS App 1.0 (Ready for Sale) 559919615 (September 2012),

(1) Vulture Hunt iOS App 1.0 (Waiting For Review) 571474395 (October 2012),

(1) Tiny Jones Lite iOS App 1.1 (Ready for Sale) 561173804 (October 2012),

(1) SkyRaiders iOS App 1.0 (Ready for Sale) 563440598 (October 2012),

(1) www.Katsomoto.com (all rights),

(1) iOs Apple Developers Account (all rights, logins, passwords),

(1) All associated outstanding receivables

2. Purchase Price and Method of Payment Buyer shall pay and Seller shall accept the purchase price for Katsomoto Mobile apps as follows:

Consideration

As total consideration for the purchase and sale of the mobile apps (as described above), the Buyer shall pay to the Seller the sum of $68,500.00, and such total consideration to be referred to in this Agreement as the "Purchase Price."

Payment

The sum of $68,500.00 shall be delivered to Seller upon Buyer's execution of this Agreement. Subject to the following conditions the Buyer shall make final payment for the property at closing in the total amount of $68,500.00. Buyer agrees to pay (A) $28,500.00 in certified funds, plus (B) $20,000.00 of class A common shares @ $0.50 per share totaling 40,000 shares in AppYea, Inc., plus provide a convertible promissory note payable in the amount of $20,000.00 at closing.

Allocation

The Purchase Price shall be allocated for tax purposes as follows:

Asset Purchased	Fair Market Value
All Property Conveyed	$68,500.00

Fair Market Value

Buyer and Seller each acknowledge that the amount of Purchase Price allocated to the Assets represents the fair market value of the properties.

3. Closing

Time and Place of Closing

Closing is the date and time at which parties agree to finalize this transaction. The closing date is designated as the week of February 1st, 2013, provided there are no unforeseen delays. Time is of the essence, and in no event shall closing be later than 7 calendar days after designated closing date, unless an extension is agreed upon in writing between the Buyer and the Seller.

At Closing Seller shall deliver to the Buyer a final, executed Bill of Sale transferring to Buyer all of the assets of the Asset sold hereunder, free and clear of any and all liens, encumbrances, security interests, debts or taxes of any nature whatsoever. The Seller shall also produce an Affidavit of Title shall be provided indicating the Sellers authority to sell and transfer the Asset and all related intellectual properties, all trademarks and all related source codes. Finally, the Seller shall execute and deliver an Assignment of the assumed name of the Asset to the Buyer and any other documents necessary to finalize this Agreement.

B. Representations and Warranties of Seller

Authority relative to this Agreement. Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it. No further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery, and performance of this Agreement by the Seller will not constitute:

(i) a breach or a violation of the Corporation's Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

(ii) a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or

(iii) result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

Properties. The Seller has good and merchantable title to all of its properties and assets that constitute as defined herein. At Closing, such mobile apps will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for those taxes which shall be pro-rated as of the date of Closing. Seller has or will pay all debts incurred by it up to the date of occupancy by Buyer including all employee compensation and utilities.

Compliance with Applicable Laws. None of the Seller's actions in transferring good and merchantable title to those assets and properties set out in herein are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.

Documents for Review. The Seller's Documents for Review enumerated in Exhibit "A" attached hereto and made a part hereof are true, authentic, and correct copies of the originals, or as appropriate the originals themselves, and no alterations and modifications thereof have been made.

C. Representations and Warranties by both Buyer and Seller

Warrants

Buyer and Seller hereby represent and warrant that there has been no act or omission by Buyer or Seller which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

Payment of Costs and Expenses

Except as expressly provided to the contrary in this Agreement, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

Indemnification

Buyer shall indemnify and hold Seller harmless from any and all liabilities and obligations arising from Buyer's operation of the Asset after the Closing. Similarly, Seller shall indemnify and hold Buyer harmless from any and all liabilities and obligations arising from Seller's operation of the Asset prior to the Closing.

Default

After execution of this Agreement by the parties, if either party fails to perform its respective obligations, or breaches a warranty or covenant, that would constitute a default. The defaulting party shall cure the default with in 7 days of notice by the other party. In the event of a failure to cure such default by either party within the stipulated time, Seller or Buyer shall have the right to cancel this transaction and/or sue for damages in addition to any other relief provided under this Agreement. In a suit for default, the prevailing party shall recover reasonable attorney fees.

Survival of Representations and Warranties

Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date. Except the exhibits hereto or the documents and papers delivered by Seller to Buyer in connection with the Agreement herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

Cooperation

Both Seller and Buyer agrees to cooperate fully with each other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the parties, to better evidence and consummate the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

Confidentiality

Both Seller and Buyer shall not divulge, communicate, or use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any of Seller's confidential information discovered by or disclosed to Seller or Buyer as a result of the delivery, execution or performance of this Agreement.

D. Transactions prior to Closing

Conduct of Seller's Asset until Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action, or fail to take any action which would result in or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid, or false on the Closing Date.

Satisfactions. Seller shall deliver to Buyer on the Closing Date a satisfaction of any encumbrance or lien on the Asset property, satisfactory in form and substance to the Buyer, indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the closing.

Advice of Changes. Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

Documents. Seller shall deliver to Buyer at closing such documents which are in Buyer's sole discretion and necessary to fully satisfy the objectives of this Agreement in content and form.

E. General Provisions

Waivers

No action taken pursuant to this Agreement including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Notices

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid to Seller, Buyer, or to such other address as such party shall have specified by notice in writing to the other party.

Sections and Other Headings

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

Governing Law

This agreement and all transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of Nevada. Any dispute arising under this contract shall be resolved under the commercial arbitration rules of the American Arbitration Association. In the event that arbitration or litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

Conditions Precedent

If the obligations and responsibility of either party are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

Time is of the Essence

Time and timely performance are of the essence in this contract and of the covenants and provisions hereunder.

Successors and Assigns

This Agreement may not be assigned without the prior written consent of the parties hereto. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Contractual Procedures

Unless specifically disallowed by law, service of process in any litigation that arise hereunder may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

Extraordinary Remedies

To the extent cognizable at law, in the event of breach the parties hereto may obtain injunctive relief in addition to any and all other remedies available thereto regardless of whether the injured party can demonstrate that no adequate remedy exists at law.

Entire Agreement

This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

Severability

If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

Amendments

This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

Initials and Exhibits

This Contract shall not be valid and enforceable unless it is properly executed by Buyer and Seller and their initials affixed to each page of the exhibits attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto all on the date and year first above written.

SELLER:
02/01/2013
Catalina Ventures Inc	Date

BUYER:

02/01/2013
AppYea Inc. Mr. J.D. Williams	Date

Exhibit "A"

Documents for Review

Source Codes for developed apps delivered

02/01/2013
Catalina Ventures Inc.	Date

02/01/2013
AppYea Inc.
J.D. Williams	Date

Exhibit "B"

DISBURSEMENT REQUEST

APPYEA Inc.and Catalina Ventures Inc. hereby request disbursement of funds in the amount and manner described below.

Please disburse to:	Catalina Ventures Inc
Amount to disburse:	$8,500
Form of distribution:	Certified Funds
Payee:	Catalina Ventures Inc.

Please disburse to:
Amount to disburse:	$8,500
Form of distribution	Certified Funds
Name	Catalina Ventures Inc.
Address	1701 W. Northwest Hwy, Grapevine TX 76054
Promissory Note Amount:	$20,000.00
Term of Note:	12 Months
Interest:	12%

Total: $28,500.00
APPYEA INC.

By:		Dated: 02/01/2013
Name: JD Williams
Title: President/Director

Catalina Ventures Inc.

By:		Dated: 02/01/2013
Name: Scott ONeal
Title: CIO